Exhibit 99.1

NEWS RELEASE

Global Power 400 E Las Colinas Blvd., Suite 400, Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Equipment Group Announces New Board Member

IRVING, Texas, August 6, 2014 — Global Power Equipment Group Inc. (NYSE: GLPW) (“Global Power”) announced today  the appointment of Michael E. Rescoe as the newest member of the Global Power Board of Directors.  Mr. Rescoe will serve on the Compensation Committee.

Mr. Rescoe held senior executive and chief financial officer positions at a number of companies, including Travelport Ltd, a privately-held travel services company, from November 2006 to October 2009, Tennessee Valley Authority, the largest public power provider in the U.S., from July 2003 to November 2006, 3Com Corporation, a global networking technology company specialized in voice and data applications, from April 2000 to November 2002, and PG&E Corporation, a power and natural gas energy holding company, from 1997 to 2000.  Prior to that, Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in the energy and utility sectors. From December 2003 to October 2011, Mr. Rescoe served as a director of Global Crossing Ltd. (NASDAQ: GLBC), where he also served as chairman of the audit committee. Additionally, Mr. Rescoe served as a director of Darling International (NYSE: DAR) from May 2011 to February 2014, where he also served on the audit committee and the compensation committee.

Luis Manuel Ramírez, President and CEO of Global Power, commented, “We are pleased that Mr. Rescoe agreed to join our Board of Directors. We are confident that Mr. Rescoe’s strong financial background, power and energy experience and capital markets expertise will allow him to provide additional insight and new perspective to Global Power.”

About Global Power
Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  It is comprised of three segments.  Product Solutions includes two primary product categories:  Auxiliary Products designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines while Electrical Solutions provides custom configured electrical houses and generator enclosures for the midstream oil & gas industry, the power generation market to include distributed and backup power as well as other industrial and commercial operations.  Energy Services provides lifecycle maintenance, repair, construction and fabrication services for the industrial, chemical/petrochemical process, oil and gas and power generation industries.  Nuclear Services provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities.  The Company routinely provides information at its website:  www.globalpower.com.

Investor Relations Contact:
Shawn Severson
The Blueshirt Group
(415) 489-2198
shawn@blueshirtgroup.com

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